Exhibit 23

Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Spartan Motors, Inc.

Novi, Michigan

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-98083, 333-177088, 333-183871 and 333-213581) of Spartan Motors, Inc. of our reports dated March 16, 2020, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of Spartan Motors Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of Spartan Motors Inc’s. internal control over financial reporting as of December 31, 2019.

/s/ BDO USA, LLP

Grand Rapids, MI

March 16, 2020